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                                                                    EXHIBIT 99.1


                                  ARQULE, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   MARCH 1998


    From time to time, ArQule through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning anticipated collaborative agreements, projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

    The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

    The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.

    Limited Operating History; History of Operating Losses; Uncertainty of Future Profitability. The Company has had a limited operating history. For the years ended December 31, 1995 and 1996, the Company had net losses of approximately $2.3 million and $3.0 million, respectively. As of December 31, 1997, the Company had net income of approximately $291,000. The Company's expansion of its operations and enhancements to its technology will result in significant expenses over the next several years that may not be offset by significant revenues. The Company expects that revenue for the foreseeable future and the Company's ability to achieve profitability will be dependent upon the ability of the Company to enter into additional collaborative arrangements with customers. To date, all revenue received by the Company has been derived from up-front fees, payments for compound deliveries, and research and development funding paid pursuant to collaborative agreements with the Company's collaborative partners. The Company has not realized any revenue from the achievement of milestones or royalties from the discovery, development or sale of a commercial product by one of the Company's collaborative partners, and there can be no assurance that any such revenue will be realized. The Company is unable to determine whether, and for how long, it will continue to be profitable.

    Unproven Business Strategy. The Company's modular building block approach to chemistry has not yet resulted in the commercialization of a product. The Company uses chemical building blocks for the purpose of rapidly identifying, optimizing and obtaining proprietary rights to as many compounds with commercial potential as possible. The pricing and nature of the Company's programs are such that there may only be a limited number of companies that are potential customers for such programs. The Company's ability to succeed is dependent upon the acceptance by potential customers of the Company's approach to chemistry and compound analysis as an effective tool in the discovery and development of compounds with commercial potential. Due to the highly proprietary nature of the activities being conducted, the central importance of these activities to their product discovery and development efforts, and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs, pharmaceutical, biotechnology and agrochemical companies have historically conducted lead compound identification and optimization within their own research departments. There can be no assurance that the Company's present or future collaborators will not pursue existing or alternative technology, either independently or in collaboration with others, in preference to that of the

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Company or that the Company will be able to attract future collaborators on acceptable terms or develop a sustainable, profitable business.

    Competition and the Risk of Obsolescence of Technology. Competition among the many organizations actively attempting to identify and optimize compounds for development in the pharmaceutical industry and in other areas is intense. ArQule competes with the research departments of pharmaceutical companies, biotechnology companies, agrochemical companies, combinatorial chemistry companies and research and academic institutions. Many of these competitors have greater financial and human resources, and more experience in research and development, than the Company. Historically, pharmaceutical and agrochemical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for ArQule's products and services, have developed or are developing internal combinatorial chemistry and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, ArQule competes with biotechnology and combinatorial chemistry companies that offer a range of products and services. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or in collaboration with others. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies, including more sophisticated information technologies, become available. The Company's technological approaches may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's competitors.

    Limited Sales and Marketing Experience; Expansion of Sales Activities. To date, the Company has sold its products to its collaborative partners primarily through the efforts of its senior management. The Company's senior management has limited experience in marketing products similar to those of the Company. In order to achieve significant long-term growth in revenue and its overall strategic goals, the Company intends to hire several dedicated sales and marketing personnel. There can be no assurance that the Company will be able to achieve anticipated expansion of its business, attract a significant number of new collaborative partners as customers or build an efficient and effective sales and marketing organization. In the event the Company is unable to achieve any one or more of the foregoing goals, the Company's business, financial condition and results of operations could be materially adversely affected. In addition to the risks inherent in the Company's efforts to market its own products, the Company's revenue from royalties and milestone payments from its collaborative partners is substantially dependent upon the marketing efforts of such collaborative partners as discussed below under "Dependence on Third Parties."

    Dependence on Third Parties. The Company's strategy for the development and commercialization of its products and services involves the formation of collaborative arrangements with third parties, initially pharmaceutical, biotechnology and agrochemical companies. To date, the Company has entered into numerous such arrangements. There can be no assurance that the Company's existing collaborations will not be terminated under certain circumstances by its collaborators and any such terminations could have a material adverse effect on the Company. There can be no assurance that the Company will be able to establish additional collaborative arrangements, that any such arrangements will be on terms favorable to the Company, or that current or future collaborative arrangements will ultimately be successful. Further, ArQule's receipt of revenue from collaborative arrangements is affected by the timing of efforts expended by third parties. The Company's products and services will result in commercialized pharmaceutical and agrochemical products generating milestone payments and royalties only after significant preclinical and clinical development efforts or the completion of preliminary field trials, the receipt of the requisite regulatory approvals, and the integration of manufacturing capabilities and successful marketing efforts. With the exception of certain aspects of preclinical drug development, the Company does not currently intend to perform any of these activities. Therefore, the Company will be dependent upon the expertise of, and dedication of sufficient resources by, third parties to develop and commercialize products. Should a collaborative partner fail to develop or commercialize a compound or product to which it has obtained rights from the Company, the Company may not receive any future milestone payments or royalties associated with such compound or product. Furthermore, there can be no assurance that any such development or commercialization would be successful or that disputes will not arise over the application of payment provisions to such products. There can be no assurance that current or future collaborative partners will not pursue alternative technologies or develop alternative products, either on their own or in collaboration with others, including the Company's competitors, as a means for developing alternative solutions in the areas targeted by collaborative arrangements with the Company.

    Dependence on Key Employees. The Company is highly dependent on the principal members of its scientific and management staff, in particular, Dr. Joseph C. Hogan, Jr. and Dr. David L. Coffen. The loss of one or more members of its staff could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key person life insurance on the life of any employee. The Company's future success will also depend, in part, on its ability to identify, hire and retain additional qualified personnel, including individuals with doctorates in basic sciences. There is intense competition for such personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to

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attract and retain personnel with the advanced technical qualifications necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

    Future Capital Needs; Uncertainty of Additional Funding. The Company may be required to raise additional capital over a period of several years in order to conduct its operations. Such capital may be raised through additional public or private equity financings, as well as collaborative arrangements, borrowings and other available sources. The Company's capital requirements depend on numerous factors, including entering into additional collaborative arrangements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the progress of the Company's drug discovery programs and the progress of the Company's collaborators' milestone and royalty-producing activities. The Company does not currently plan to independently develop, manufacture or market any products it discovers. Should the Company choose to develop any such products, however, the Company will require substantial funds to conduct research and development, preclinical studies, clinical trials and field trials and to market any products that may be developed. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to the Company's existing stockholders.

    Dependence on Scale Up and Management of Growth. The Company's success will depend on the expansion of its operations and the management of these expanded operations. To be cost-effective in its delivery of services and products, the Company must enhance productivity through further automation of its processes and improvements to its technology. The Company also must successfully structure and manage multiple additional collaborative relationships. There can be no assurance that the Company will be successful in its engineering efforts to further automate its processes or that the Company will be successful in managing and meeting the staffing requirements of additional collaborative relationships. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations.

    Dependence on Patents and Proprietary Rights. ArQule has three issued utility patents, one issued design patent in the United States and has filed a number of patent applications. There can be no assurance that patent applications filed by ArQule will result in patents being issued, that the claims of such patents will offer significant protection of the Company's technology, or that any patents issued to or licensed by ArQule will not be challenged, narrowed, invalidated or circumvented. The Company believes its success will depend in large part on its ability, and the ability of its licensees and its licensors, to obtain patents for its technologies and the compounds and other products, if any, resulting from the application of such technologies, to defend such patents once obtained and to maintain trade secrets, both in the United States and in foreign countries. In the absence of such patents, the Company may be unable to prevent others from utilizing the Company's technology and may need to rely upon expertise developed during pre-commercial implementation of the technology, which may not provide the same level of competitive advantages. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to others and maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based.

    Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's ability to compete in the marketplace pending resolution of the disputed matters. To date, three utility patents and one design patent have been issued to the Company. There can be no assurance that other patents will issue to the Company or its licensors as a result of their pending applications or that, if issued, such patents will contain claims sufficiently broad to afford protection against competitors with similar technology. Moreover, there can be no assurance that the Company or its customers will be able to obtain significant patent protection for compounds or products based upon the Company's technology. There can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, narrowed, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights, to enforce or defend an infringement claim, or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States or abroad that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, or opposition proceedings in a foreign patent office, both of which could result in substantial cost to the Company, even if the outcome is favorable. An adverse outcome could subject the Company to

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significant liabilities to third parties, and require the Company to cease using the technology or to license disputed rights from third parties, which licenses may not be available at reasonable cost.

    A number of pharmaceutical, biotechnology and agrochemical companies, as well as research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflicts could also limit the scope of the claim of any patents that the Company may be able to obtain, or result in the rejection of the Company's patent applications. The Company currently has certain licenses to patents and patent applications from third parties, and in the future may require additional licenses from other parties. There can be no assurance that: (i) such licenses will be obtainable on commercially reasonable terms, if at all; (ii) the patents underlying such licenses will be valid and enforceable; (iii) patents having commercially valuable claims will issue from any licensed patent applications; or (iv) the proprietary nature of any other technology underlying such licenses will remain proprietary.

    The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its collaborators, there can be no assurance that (i) the agreements will not be breached; (ii) the Company would have adequate remedies for any breach; or (iii) the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

    Potential Liability Regarding Hazardous Materials. The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

    Government Regulation. Although the manufacture, transportation and storage of the Company's products are subject to the laws and regulations regarding hazardous materials discussed in the preceding risk factor, the sale of the Company's products is not subject to significant government regulations. However, the Company's future profitability is dependent on the sales of pharmaceuticals and other products developed from the Company's compounds by its customers and collaborators. Regulation by governmental entities in the United States and other countries may be a significant factor in the production and marketing of products that may be developed by a customer or collaborative partner of the Company. The nature and the extent to which such regulation may apply to the Company's customers or its collaborative partners will vary depending on the nature of any such products.

    Virtually all pharmaceutical products developed by the Company's customers or its collaborative partner will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the U.S. Food and Drug Administration (the "FDA") and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an Investigational New Drug application ("IND") that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, the Company or its customers or its collaborative partners will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, a New Drug Application ("NDA") must be filed and approved before commercial marketing of the drug. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The

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requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

    Fertilizers, pesticides and other agrochemical products sold by the Company's collaborators will be subject to rigorous testing and approval processes by the U.S. Environmental Protection Agency and similar regulatory authorities in certain states and in other countries. The process of obtaining these approvals can be time consuming and costly. There can be no assurance that such approvals will be granted on a timely basis.

    During the first quarter of the Company's fiscal year ended December 31, 1997 and prior to the Company filing a registration statement on Form S-8 for option exercises under its Amended and Restated 1994 Equity Incentive Plan (the "Plan"), options to purchase 34,375 shares of Common Stock were exercised at $0.20 per share pursuant to Rule 701 of the Securities Act of 1933, as amended.

    The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development of the business.

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